Exhibit 99.1
Transphorm Appoints Katharina McFarland to Board of Directors

GOLETA, Calif.— February 24, 2021—Transphorm, Inc. (“Transphorm” or the “Company”) (OTCQB: TGAN)—a pioneer in and global supplier of high reliability, high performance gallium nitride (GaN) power conversion products—today announced the appointment of Katharina McFarland to the Company’s Board of Directors, effective February 23, 2021.

With over 30 years of government service, McFarland is widely recognized as a leading subject-matter expert on government acquisition, program management and procurement. She is currently the president of Blue Oryx Inc., a consulting services firm. Previously, McFarland served as the Assistant Secretary of Defense for Acquisition and Acting Assistant Secretary of the Army for Acquisitions, Logistics & Technology as the Army’s Service Acquisition Executive and Chief Science Advisor. Prior to her political appointments, McFarland held roles as the President of the Defense Acquisition University, and the Director for Acquisition at the Missile Defense Agency. McFarland currently serves as a director on the board of Science Applications International Corporation (NYSE: SAIC), which had acquired Engility Holdings, Inc., where she previously served as a director. McFarland holds a Bachelor of Science degree in engineering from Queen’s University, a master’s degree in program management from the Program Management Institute, and an honorary doctoral degree in engineering from Cranfield University.

“Katharina is a highly respected expert in her field, and we are pleased to welcome her as a new independent director,” stated Mario Rivas, Transphorm’s Chief Executive Officer. “Her unique and extensive experience in government service and procurement brings a new and informed perspective, which is highly relevant to our current and prospective GaN business with the DoD and other government agencies, while also serving to expand the depth and expertise of our Board. This appointment also demonstrates our commitment to board diversification in order to further strengthen the breadth, talent and background of our directors. I look forward to Katharina’s valuable contributions to Transphorm as we continue to execute on our strategic growth plan.”

About Transphorm, Inc.
Transphorm, Inc., a global leader in the GaN revolution, designs and manufactures high performance and high reliability GaN semiconductors for high voltage power conversion applications. Having one of the largest Power GaN IP portfolios of more than 1,000 owned or licensed patents, Transphorm produces the industry’s first JEDEC and AEC-Q101 qualified high voltage GaN semiconductor devices. The Company’s vertically integrated device business model allows for innovation at every development stage: design, fabrication, device, and application support. Transphorm’s innovations are moving power electronics beyond the limitations of silicon to achieve over 99% efficiency, 40% more power density and 20% lower system cost. Transphorm is headquartered in Goleta, California and has manufacturing operations in Goleta and Aizu, Japan. For more information, please visit www.transphormusa.com. Follow us on Twitter @transphormusa

Investor Contacts:
Shelton Group
Brett Perry | Leanne Sievers
1-214-272-0070 | 1-949-224-3874
sheltonir@sheltongroup.com

Company Contact:
Cameron McAulay
Chief Financial Officer
1-805-456-1300 ext. 140
cmcaulay@transphormusa.com